RULE 12d1-4

FUND OF FUNDS ETF INVESTMENT AGREEMENT

This Agreement, dated as of November 1, 2024, (the "Effective Date") between ETF Series Solutions, on behalf of McElhenny Sheffield Managed Risk ETF (“Acquiring Fund”), and First Trust Exchange-Traded Fund, on behalf of FT Vest Gold Strategy Target Income ETF®, (“Acquired Fund” and together with the Acquiring Fund, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”); and

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (the "Distributor") or any registered brokers or dealers ("Brokers") may knowingly sell shares of such registered investment company to other investment companies; and

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, as well as Distributors and Brokers to knowingly sell shares of the Acquired Fund to the Acquiring Fund in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of, and in reliance on the Rule; and

WHEREAS, the Acquiring Fund may, from time to time, invest in shares of the Acquired Fund in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule; and

WHEREAS, the Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell shares of the Acquired Fund to the Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule and the Acquired Fund, Distributor, or Broker may sell shares of the Acquired Fund to the Acquiring Fund in reliance on the Rule.

1.	Terms of Investment.

(a)   In accordance with the Rule, the Funds agree that the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule and as provided herein.

(b)   The Funds note that the Acquired Fund operates as an exchange-traded fund and is designed to accommodate large investments and redemptions, whether from the Acquiring Fund or other investors. Creation and redemption orders for shares of the Acquired Fund can only be submitted by Brokers or other participants of a registered clearing agency (collectively, “Authorized Participants”) that have entered into an agreement (“Investment Agreement”) with the Acquired Fund’s distributor to transact in shares of the Acquired Fund. The Acquired Fund also has policies and procedures (the “Basket Policies”) that govern creations and redemptions of the Acquired Fund’s shares. Any creation or redemption order submitted by the Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies and the relevant Investment Agreement. The Basket Policies include provisions that govern in-kind creations and redemptions, as well as cash transactions. In any event, the Funds generally expect that the Acquiring Fund will transact in shares in the Acquired Fund on the secondary market rather than through direct creation and redemption transactions with the Acquired Fund. The Funds believe that these material terms regarding the Acquiring Fund’s investment in shares of the Acquired Fund should assist the Acquired Fund’s investment adviser with making the required findings under the Rule. .

(c)   Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund; provided, however, that the Acquiring Fund does not, in its sole discretion, determine that the requested information includes Material Non-Public Information.

(d)   In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and the fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to theRule. In accordance with the foregoing and in recognition of the Acquired Fund's obligations regarding disclosure of material nonpublic information under applicable laws, rules and regulations, including without limitation Regulation FD, the Acquiring Fund and the Acquired Fund agree that the information on fees and expenses of the Acquired Fund shall be provided through delivery or access to publicly available documents.

2.	Representations of the Acquired Fund.

In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by the Acquired Fund, Distributor, or Broker to the Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to the Acquired Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3.	Representations and warranties of the Acquiring Fund.

(a)             In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by the Acquired Fund, Distributor, or Broker to the Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to the Acquiring Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in the Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(b)            The Acquiring Fund and its Advisory Group (as defined in the Rule), individually or in the aggregate, may hold up to 20% of the total outstanding securities of the Acquired Fund. The Acquiring Fund shall provide written notice to the Acquired Fund one (1) Business Day prior to the purchase, acquisition or sale of 5% or more of the total outstanding shares of the Acquired Fund. The Acquiring Fund shall request and must receive prior written consent from the Acquired Fund prior to any purchase or acquisition of shares that will cause the Acquiring Fund (individually or in the aggregate with its Advisory Group) to hold greater than 20% of the total outstanding shares of the Acquired Fund. Additionally, the Acquiring Fund shall not make any purchase or acquisition of shares in the Acquired Fund that results in the Acquiring Fund and its Advisory Group, individually or in the aggregate, holding more than 25% of the Acquired Fund’s total outstanding voting securities; if such 25% ownership limit in the Acquired Fund is exceeded due to a decrease in the outstanding voting securities of the Acquired Fund, the Acquiring Fund will notify the Acquired Fund immediately and will not purchase any additional securities of the Acquired Fund.

(c)             During the term of this Agreement, the Acquiring Fund agrees to appear at all Acquired Fund shareholder meetings or otherwise cause the Acquired Fund shares owned by the Acquiring Fund to be counted as present thereat for purposes of calculating a quorum.

(d)            Except as provided in Section 3(e) below, the Acquiring Fund will vote its securities held in the Acquired Fund in the same proportion as the vote of all other holders of such securities (“Echo Voting”).

(e)             The Acquiring Fund will consider voting in its own discretion (rather than Echo Voting) if the Acquired Fund specifically requests in writing that the Acquiring Fund vote in its discretion on a specific shareholder vote.

(f)              Notwithstanding anything herein to the contrary, the Acquiring Fund that has an "affiliated person" (as defined under the 1940 Act) that is: (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or a swap dealer, will: (a) not make an investment in the Acquired Fund that causes such Fund to hold 5% or more of the Acquired Fund's total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.

(g)            The Acquiring Fund shall provide the Acquired Fund with information regarding the amount of the Acquiring Fund's investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund's reasonable request.

4.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, and all requests made pursuant to the terms of this Agreement shall be in writing and shall be delivered by registered overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:
John Goldsberry c/o Aptus Capital Advisors 314 Magnolia Ave, Fairhope, AL 36532 Email: jg@apt.us	Kristi Maher First Trust Portfolios, L.P. 120 E. Liberty Drive, Suite 400 Wheaton, IL 60187 Email: foflegal@ftportfolios.com
With a copy to:	With a copy to:

John Goldsberry

c/o Aptus Capital Advisors
PO Box 1174

Fairhope, AL 36533
Email: jg@apt.us

Joshua J. Hinderliter

Attn: ETF Series Solutions

c/o U.S. Bank Global Fund Services
615 East Michigan Street
Milwaukee, WI 53202

Email: josh.hinderliter@usbank.com

W. Scott Jardine, Esq. First Trust Portfolios L.P. 120 E. Liberty Drive, Suite 400 Wheaton, IL 60187 Email: foflegal@ftportfolios.com
Additional Notices: Trading@apt.us jason@apt.us brett@apt.us	For all Notices to Acquired Fund required under Section 3(b): ETFPM@ftadvisors.com FTOversight@ftadvisors.com FTETFPM@cboevest.com foflegal@ftportfolios.com
5.	Term and Termination.

(a)      This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund's reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in the Acquired Fund made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to this Section 5.

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule. For purposes of clarity, upon termination of the Agreement, the Acquiring Fund will not be required to reduce its holdings of the Acquired Fund.

6.	Assignment; Amendment; Miscellaneous

(a)     This Agreement may not be assigned by either party without the prior written consent of the other.

(b) This Agreement may be amended only by a writing that is signed by each affected party.

(c) The Acquiring Fund and the Acquired Fund may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

(d)        The Acquired Fund is a series of a Massachusetts business trust, a copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Trust or the Acquired Fund shall have any personal liability under this Agreement and that this Agreement is binding only upon the assets and property of the Acquired Fund.

(g) This Agreement shall be construed on behalf of the Acquired Fund in accordance with the laws of the State of organization of the Acquired Fund.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ETF Series Solutions, on behalf of McElhenny Sheffield Managed Risk ETF

Signature:

Name: Joshua J. Hinderliter

Title: Vice President and Secretary

First Trust Exchange-Traded Fund, on behalf of FT Vest Gold Strategy Target Income ETF®

Signature:

Name: James M. Dykas

Title: CEO and President